As filed with the Securities and Exchange Commission on July 18, 2008
Registration no. 333-150953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3/A
(Pre-Effective Amendment No. 2)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hypercom Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0828608 (I.R.S. Employer Identification No.)
8888 East Raintree Drive
Suite 300
Scottsdale, Arizona, 85260
(480) 642-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas J. Reich, Esq.	Copies of Correspondence to:
Senior Vice President, General Counsel Hypercom Corporation 8888 East Raintree Drive Suite 300 Scottsdale, Arizona, 85260 (480) 642-5000 Fax: (480) 642-4623	Steven D. Pidgeon, Esq. DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (480) 606-5100 Fax: (480) 606-5101
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Prospectus
Subject to Completion, dated July 18, 2008
HYPERCOM CORPORATION
10,544,000 SHARES OF COMMON STOCK
     The selling stockholder listed in this prospectus is offering for sale up to 10,544,000 shares of our common stock issuable upon the exercise of a warrant.
     We will not receive any proceeds from the sale of common stock by the selling stockholder. We will pay all reasonable expenses incurred in connection with the registration of the shares, including all registration, listing and qualification fees, printer and accounting fees, our legal fees and up to $10,000 of the selling stockholder’s legal fees. The selling stockholder will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of its shares of common stock.
     The selling stockholder will determine when it will sell its shares, and in all cases it will sell its shares at the current market price or at negotiated prices at the time of the sale. Securities laws and Securities and Exchange Commission regulations may require the selling stockholder to deliver this prospectus to purchasers when it resells its shares of common stock.
     Our common stock is traded on the New York Stock Exchange under the symbol “HYC”. On July 18, 2008, the last sale price of our common stock as reported on the New York Stock Exchange was $4.54 per share.
     Our principal executive offices are located at 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260. Our current telephone number is (480) 642-5000.
Consider carefully the risk factors beginning on page 5 of this prospectus before investing.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2008.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In passing the Private Securities Litigation Reform Act of 1995, as amended (the “Reform Act”), Congress encouraged public companies to make “forward-looking statements” by creating a safe harbor to protect companies from securities law liability in connection with such forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions. “Forward-looking statements” include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words “believe,” “expect,” “anticipate,” “intend,” “forecast,” “estimate,” “project,” “will” and similar expressions identify forward-looking statements.
     Such statements may include, but are not limited to, the state of the electronic payments industry and competition within the industry; projections regarding specific demand for our products and services; the commercial feasibility and acceptance of new products, services and market development initiatives; our ability to successfully penetrate the vertical and geographic markets that we have targeted; our ability to improve our cost structure, including reducing our product and operating costs; our ability to develop more recurring revenue streams; our ability to successfully manage our transition to a contract manufacturing model, including the impact on inventories; the timing and success of integration activities related to the recent acquisition of the Thales e-Transactions business line, and the expected results and benefits of such transaction; our ability to allocate research and development resources to new product and service offerings; our ability to increase market share and our competitive strength; our future financial performance and financial condition; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to successfully expand our business and increase revenue; our ability to integrate and obtain expected results and benefits from recent and future acquisitions; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; our ability to sustain our current income tax structure; the impact of current litigation matters on our business; our ability to fund our projected liquidity needs from cash flow from operations and our current cash reserves; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
     All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous unquantifiable risks and uncertainties, some of which are unknown, that could cause actual events or results to differ materially from those projected. Due to such risks and uncertainties, you should not place undue reliance on our written or oral forward-looking statements. We are under no obligation, nor do we intend, to update or revise such forward-looking statements to reflect future developments, changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.” We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents we incorporate by reference might not occur.
     You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

PROSPECTUS SUMMARY
     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 5 and the following summary together with the more detailed information regarding our company, our financial statements and the notes to those statements and the other documents incorporated by reference in this prospectus, and the exhibits to the registration statement of which this prospectus is a part.
     References in this prospectus to “Hypercom,” the “Company,” “we,” “us,” and “our,” refer to Hypercom Corporation and its subsidiaries, unless otherwise specified.
Hypercom Corporation
General
     Hypercom Corporation is one of the largest global providers of complete electronic payment solutions and value-added services at the point of transaction. Our vision is to be the world’s most recognized and trusted brand for electronic transaction solutions through a suite of secure and certified, end-to-end electronic payment products and software, as well as through a wide range of support and maintenance services. Our customers include domestic and international financial institutions, electronic payment processors, retailers, independent sales organizations (“ISOs”) and distributors. We also sell our products to companies in the hospitality, transportation, healthcare, prepaid card and restaurant industries. Customers around the globe select us because of our proven leadership and expertise in the global electronic payments industry, commitment to our customers’ success, continued support of past and future technologies and the quality and reliability of our products and services. We deliver convenience and value to businesses that require reliable, secure, high-speed and high-volume information/data transfers.
     We believe our strength lies in our people, technology and a commitment to delivering excellent value to our customers. Our products enable our customers to provide a wide range of payment solutions including credit cards, signature and personal identification number (“PIN”) based debit cards, contactless identification and radio frequency identification (“RFID”), stored-value cards, and signature capture and electronic benefits transfer. We will continue to enhance our product and service portfolio, and make long-term investments in technology for the evolving needs of our customers. We are positioned to meet the increased demands of the global marketplace and capitalize on key geographic and vertical market opportunities in order to achieve our goal of increasing our market share and profitability.
Recent Developments
     On February 13, 2008, we entered into a definitive Share Purchase Agreement with Thales SA (“Thales”), pursuant to a binding offer that was delivered by us to Thales on December 20, 2007, relating to the acquisition of Thales’ e-Transactions business line (hereinafter referred to as “TeT”). In connection with the TeT transaction, we entered into a credit agreement (the “Credit Agreement”) with Francisco Partners II, L.P. (“Francisco Partners”) pursuant to which FP Hypercom Holdco, LLC (as named herein, the “selling stockholder”), an affiliate of Francisco Partners, loaned us $60 million to partially fund the TeT acquisition. Pursuant to the terms of the Credit Agreement, upon the simultaneous closing of the TeT transaction and the funding of the loan under the Credit Agreement, which occurred on April 1, 2008 (the “Closing Date”), we granted the selling stockholder a five-year warrant (the “Warrant”) to purchase 10,544,000 shares of our common stock (the “Warrant Shares”) at $5.00 per share. Pursuant to the terms of a registration rights agreement executed in connection with the Credit Agreement and relating to the Warrant Shares (the “Registration Rights Agreement”), we are required to file a registration statement on Form S-3 with the SEC covering the resale of the Warrant Shares by the selling stockholder no later than 45 days after the Closing Date. We are additionally required to use our commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as reasonably practicable, but no later than 120 days after the Closing Date.

Principal Executive Offices
     We were incorporated in Delaware in 1996, and our principal executive offices are located at 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260. Our current telephone number is (480) 642-5000. Our website address is www.hypercom.com. Information on our website does not constitute part of this prospectus.
The Offering

Common Stock offered by the selling stockholder	10,544,000 shares.

Common Stock currently outstanding as of the date hereof	53,402,855 [1] shares.

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholder. See “Use of Proceeds.”

Risk Factors	You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 5.

New York Stock Exchange Symbol	HYC

(1)	As of July 17, 2008

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549
1-800-SEC-0330
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.
     This prospectus is a part of a registration statement on Form S-3 that we are filing with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our:
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on January 18, 2008 (as amended by the Form 8-K/A filed with the SEC on January 22, 2008), January 28, 2008, January 30, 2008, February 12, 2008, February 14, 2008, February 21, 2008, February 25, 2008, April 2, 2008 (as amended by the Form 8-K/A filed with the SEC on June 16, 2008), April 29, 2008, and July 11, 2008; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on October 22, 1997, including any amendments or reports filed for the purpose of updating such description.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of common stock under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
     You may request a copy of these filings, at no cost, by writing or calling us at the below addresses or telephone numbers:
Corporate Secretary
Hypercom Corporation
8888 E. Raintree Drive,
Suite 300
Scottsdale, Arizona 85260
(480) 642-5000
     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.
     Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.
Important Notice About the Information Presented In This Prospectus
You should rely only on the information provided in this prospectus and the information incorporated by reference. Neither we nor the selling stockholder have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover, and you should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus.

RISK FACTORS
     In addition to the other information contained in this prospectus and in the documents incorporated herein by reference, including our consolidated financial statements and the related notes, you should carefully consider the following factors. If any of the following risks actually occurs, our business could be harmed.
Risks Related to Our Business
Our acquisition and subsequent integration of the Thales e-Transactions business line involves numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.
     The acquisition and ongoing integration of TeT involves various risks, including:
•	the inability to assimilate the technologies, operations and personnel of TeT;

•	the potential disruption of our existing business, including the diversion of management attention and the redeployment of resources;

•	the loss of customers;

•	the possibility of our entering markets in which we have limited prior experience;

•	the loss of key employees of TeT; and

•	the inability to obtain the desired strategic and financial benefits from the TeT acquisition.
International operations pose additional challenges and risks that if not properly managed could adversely affect our financial results.
     For the year ended December 31, 2007, we derived approximately 73.6% of our total revenues outside of the U.S., principally in Central and South America and Europe. We expect that international sales will continue to account for a significant percentage of our net income in the foreseeable future. In addition, substantially all of our manufacturing operations are located outside of the U.S. Accordingly, we face numerous risks associated with conducting international operations, any of which could negatively affect our results of operations and financial condition. These risks include the following:
•	changes in foreign country regulatory requirements;

•	various import/export restrictions and the availability of required import/export licenses;

•	imposition of foreign tariffs and other trade barriers;

•	political and economic instability;

•	foreign currency exchange rate fluctuations;

•	inability to secure commercial relationships to help establish our presence in international markets;

•	inability to hire and train personnel capable of marketing, installing and integrating our products and services, supporting customers and managing operations in foreign countries;

•	building our brand name and awareness of our products and services among foreign customers;

•	competition from existing market participants that may have a longer history in and greater familiarity with the foreign markets we enter;

•	extended payment terms and the ability to collect accounts receivable;

•	the ability to repatriate funds;

•	complicated tax and regulatory schemes where failure to comply may result in fines, penalties or litigation;

•	complications associated with enforcing legal agreements in certain foreign countries, including Brazil and China, as well as in developing countries; and

•	availability of qualified and affordable staff with which to manage our foreign operations.
     Additionally, we are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage to foreign companies that are not subject to similar regulations.
Quarterly revenue and operating results can vary, depending on a number of factors.
     Our consolidated results of operations and financial position can vary significantly from quarter to quarter, which is not conducive to a predictable business or operating environment. Consequently, this can impact our overall business. The following factors impact our quarterly business operations and results:
•	variations in product mix, timing and size of fulfilled orders as a result of customer deferral of purchases and/or delays in the delivery of our products and services;

•	accomplishment of certain performance parameters embedded in our service level agreements;

•	market demand for new product offerings;

•	delays in the delivery of our products and services;

•	the type, timing and size of orders and shipments;

•	product returns and warranty claims;

•	variations in product mix and cost during any period;

•	development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

•	deferral of customer contracts in anticipation of product or service enhancements;

•	deferral of certain revenue or gross margin in accordance with GAAP requirements;

•	incremental costs incurred as a result of product quality and/or performance issues;

•	inventory obsolescence and write-downs related to product life cycles;

•	write-off of doubtful accounts receivable;

•	variations in operating expenses, including research and development, selling, and general and administrative expenses;

•	lease portfolio risk adjustments and loss provisions;

•	restructuring activities;

•	employment and severance agreement charges;

•	foreign currency exchange rate fluctuations;

•	availability and cost of financing;

•	variations in income tax as a function of income recognition by tax jurisdiction;

•	changing security standards or other technological changes; and

•	industry and economic conditions, including competition, industry standards, product certification requirements, trade restrictions and other regulations.
The loss of one or more of our key customers could significantly reduce our revenues and profits.
     We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended December 31, 2007, our largest customer accounted for 5.3% of our revenue, and our five largest customers accounted for 21.3% of our revenue. In addition, our largest customer does substantial business with some of our most significant competitors. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance. If any of our large customers significantly reduces or delays purchases from us or if we are required to sell products to them at reduced prices or unfavorable terms, our revenue and results of operations could be materially adversely affected.
Our products may contain defects that may be difficult or even impossible to correct. Product defects could result in lost sales, additional costs and customer erosion.
     We offer technologically complex products that, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:
•	delays in shipping products;

•	cancellation of orders;

•	additional warranty expense;

•	delays in the collection of receivables;

•	product returns;

•	the loss of market acceptance of our products;

•	claims against us;

•	diversion of research and development resources from new product development; and

•	inventory write-downs.
     Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming, difficult and expensive task. Software errors may take several months to correct, and hardware errors may take even longer.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.
     Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:
•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	responding to customer requests for short lead-time delivery schedules;

•	failure of customers to take delivery of ordered products; and

•	product returns.
     In addition, we may in some cases have to reimburse, or incur other charges from third-party contract manufacturing partners for excess inventory resulting from changes in product design or demand. If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operations and financial condition.
Security is vital to our customers and therefore breaches in the security of transactions involving our products or services could adversely affect our reputation and results of operations.
     Protection against fraud is of key importance to the purchasers and end-users of our solutions. We incorporate security features, such as encryption software and secure hardware, into our solutions to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our solutions may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our solutions. In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction. We have not experienced any material security breaches affecting our business. However, if the security of our solutions is compromised, our reputation and marketplace acceptance of our solutions will be adversely affected, which would adversely affect our results of operations, and subject us to potential liability.
If we are unable to adequately protect our proprietary technology, our competitors may develop products substantially similar to our products and use similar technologies, which may result in the loss of customers.
     We rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements, to establish and protect the proprietary aspects of our products. Our efforts may result in only limited protection, and our competitors may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. If we are unable to adequately protect our proprietary technology, these third parties may be able to compete more effectively against us, which could result in the loss of customers and adversely affect our business.
     In addition, the legal systems of many foreign countries do not protect or honor intellectual property rights to the same extent as the legal system of the U.S. For example, in China, the legal system in general, and the intellectual property regime in particular, is still in the development stage. It may be very difficult, time-consuming and costly for us to attempt to enforce our intellectual property rights in such jurisdictions.

Our products and other proprietary rights may infringe on the proprietary rights of third parties, which may expose us to claims and litigation.
     Although we believe that our products do not infringe on any third party’s patents, from time to time we have become involved in claims and litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and diverts the attention of our management resources. There can be no assurance that we will have the necessary financial and other resources required to appropriately defend or prosecute our rights in connection with any such litigation.
     In the past we have received third-party claims of infringement and may receive additional claims of infringement in the future. To date, such activities have not had a material adverse effect on our business and we have prevailed in litigation, obtained a license on commercially acceptable terms or otherwise been able to modify any affected products or technology. However, there can be no assurance that we will continue to prevail in any such actions, or that any license required under any such patent or other intellectual property would be made available on commercially acceptable terms, if at all, or that we would be able to successfully modify our products or technology to negate claims of infringement.
A disruption in our manufacturing and assembly capabilities or those of our third-party manufacturers or suppliers would negatively impact our ability to meet customer requirements.
     We currently rely on third-party manufacturers (including those currently utilized by TeT) to manufacture and assemble a majority of our products and subassemblies. We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. We expect to complete the shift of virtually all of our manufacturing and assembly related activities to one or more third-party contract manufacturers by the end of 2008, and have taken steps toward implementing such a change. If we are unable to successfully manage the transition to a contract manufacturing model or our relationship with these third-party manufacturers, or if such manufacturers experiences any significant disruption in their supply chain and manufacturing capabilities, we may be unable to fulfill customer orders in a timely manner, which would have a material adverse effect on our business and financial performance.
     We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from component suppliers and third-party manufacturers. Although alternate manufacturers and suppliers are generally available to provide our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and qualifying a replacement manufacturer or supplier could take time.
     Most components used in our systems are purchased from outside sources. Certain components, such as processors, wireless modules, etc., are purchased from single suppliers. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on our business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time our production could be delayed, and may, in some cases, require us to redesign our products and systems. Such delays and potential costly redesigns could have a material adverse effect on our business, operating results and financial condition.
     In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products or components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.
We are subject to a complex system of domestic and foreign taxation and unanticipated changes in our tax rates or exposure to additional tax liabilities could affect our profitability.
     We are subject to income taxes in both the U.S. and various foreign jurisdictions, and our domestic and international tax liabilities are subject to the allocation of expenses in different jurisdictions. Our effective tax rates could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, in the valuation of deferred tax assets and liabilities or in tax laws, or by material audit assessments, which could affect our profitability. In addition, the amount of tax we pay is subject to ongoing audits in various jurisdictions, and a material assessment by a governing tax authority could affect our profitability. Further tax law changes in jurisdictions in which we conduct business could materially affect our profitability.
     We are responsible for charging end customers certain taxes in numerous international jurisdictions. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. In the future, we may come under audit, which could result in changes to the estimates. We believe that we maintain adequate tax reserves to offset potential liabilities that may arise upon audit. Although we believe our tax estimates and associated reserves are reasonable, the final determination of tax audits and any related litigation could be materially different than the amounts established for tax contingencies. To the extent that such estimates ultimately prove to be inaccurate, the associated reserves would be adjusted resulting in our recording a benefit or expense in the period a final determination was made.
Fluctuations in currency exchange rates may adversely affect our financial results.
     A substantial part of our business consists of sales to international customers. A portion of revenues and expenses related to our international operations are denominated in currencies other than the U.S. dollar. Adverse currency exchange rate fluctuations could have a material impact on our financial results in the future. This risk is even more pronounced since the closing of the TeT acquisition because a significant portion of TeT’s revenues and expenses are denominated in Euros or other non-U.S. dollar currencies. In addition, our balance sheet reflects non-U.S. dollar denominated assets and liabilities, which can be adversely affected by fluctuations in currency exchange rates. We have entered into foreign currency forward contracts intended to hedge our exposure to adverse fluctuations in exchange rates. Nevertheless, these hedging arrangements may not always be effective, particularly in the event of imprecise forecasts of non-U.S. dollar denominated assets and liabilities. Further, we are not able to hedge against our entire foreign currency risk. Accordingly, an adverse movement in exchange rates could have a material adverse effect on our financial results. In the year ended December 31, 2007, we incurred foreign currency expense of approximately $1.7 million, net of foreign currency transaction gains or losses.
Adverse resolution of litigation may adversely affect our business or financial results.
     We are party to litigation in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results or financial condition.
Our future success is substantially dependent on the continued service of our senior management and other key employees.
     The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and achieve our business goals. Certain members of our senior management team, including our CFO, have recently left our company. The market for highly qualified and talented executives in our industry is very competitive and we cannot provide assurance that we will be able to replace these senior management members with equally-qualified executives in a timely and cost-effective manner, if at all.
     We also may be unable to retain existing management, sales personnel and development and engineering personnel that are critical to our success, which could result in harm to key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.
Shipments of electronic payment systems may be delayed by factors outside of our control, which can harm our relationships with our customers.
     The shipment of payment systems requires us or our manufacturers, distributors or other agents to obtain customs or other government certifications and approvals, and, on occasion, to submit to physical inspection of our systems in transit. Failure to satisfy these requirements, and the process of trying to satisfy them, can lead to lengthy delays in the delivery of our solutions to our customers, which may harm our relationships with our customers.
While we believe we comply with environmental laws and regulations, we are still exposed to potential risks associated with them.
     We are subject to various legal and regulatory requirements, including the European Union’s Waste Electrical and Electronic Equipment (“WEEE”) Directive and the Restriction on Hazardous Substances (“RoHS”) Directive. The RoHS Directive sets a framework for producers’ obligations in relation to manufacturing (including the amounts of named hazardous substances contained in products sold) and the WEEE Directive sets a framework for treatment, labeling, recovery and recycling of electronic products in the European Union, which may require us to alter the manufacturing of the physical devices that include our solutions and/or require active steps to promote recycling of materials and components. Although the WEEE Directive has been adopted by the European Commission, national legislation to implement the directive is still pending in certain member states of the European Union. In addition, similar legislation has been enacted in China and could be enacted in other jurisdictions, including in the U.S. If we do not comply with the RoHS Directive and the WEEE Directive, we may suffer a loss of revenue, be unable to sell in certain markets or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Furthermore, the costs to comply with the RoHS Directive and the WEEE Directive, or with current and future environmental and worker health and safety laws, may have a material adverse effect on our results of operation, expenses and financial condition.
Force majeure events, such as threats of terrorism, terrorist attacks, other acts of violence or war, natural disasters, and health epidemics may adversely affect the markets in which our common stock trades, our ability to operate our business and our financial results.
     Domestic and international threats of terrorism, terrorist attacks, wars and regional conflicts may cause instability in the global financial markets, and contribute to downward pressure on securities prices of U.S. publicly traded companies like us. Future terrorist activities or armed conflicts, natural disasters, epidemics, such as influenza or bird flu, and pandemics could result in economic, political and other uncertainties that could adversely affect our revenues and operating results, and depress securities prices, including the price of our common stock. Such events may disrupt the global insurance and reinsurance industries, and adversely affect our ability to obtain or renew certain insurance policies, and may result in significantly increased costs of maintaining insurance coverage. Further, we may not be able to obtain insurance coverage at historical or acceptable levels for all of our facilities. Future terrorist activities, armed conflicts, natural disasters and epidemics could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such events could directly impact our physical facilities or those of our suppliers (including sole-source suppliers) or customers globally. Our primary facilities include administrative, sales and research and development facilities in the U.S., Australia, Brazil, France, Germany, Hong Kong, Latvia, Singapore and the U.K., and manufacturing facilities (or those of our manufacturing partners) in China, Germany, Malaysia and Romania. Acts of terrorism, wars, natural disasters and epidemics may make transportation of our supplies and products more difficult or cost prohibitive.
China’s changing economic environment may impact our ability to do business in China.
     In recent years, the Chinese government has been reforming the economic system in China to increase the emphasis placed on decentralization and the utilization of market forces in the development of China’s economy. These reforms have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised by the Chinese government. While we may be able to benefit from the effects of some of these policies, certain policies and other measures taken by the Chinese government to regulate the economy could also have a significant negative impact on economic conditions in China, which would result in an adverse impact on our business. China’s economic environment has been changing as a result of China’s 2001 entry into the World Trade Organization (the “WTO”). China’s entry into the WTO required that China reduce tariffs and eliminate non-tariff barriers, including quotas, licenses and other restrictions, and we cannot predict the future impact of such changes on China’s economy. Moreover, although China’s entry into the WTO and the related relaxation of trade restrictions may lead to increased foreign investment, it may also lead to increased competition in China’s markets from other foreign companies. If China’s entry into the WTO results in increased competition or has a negative impact on China’s economy, our business could suffer. In addition, although China is increasingly affording foreign companies and foreign investment enterprises established in China similar rights and privileges as Chinese domestic companies, special laws, administrative rules and regulations governing foreign companies and foreign investment enterprises in China may still place foreign companies at a disadvantage in relation to Chinese domestic companies and may adversely affect our competitive position.
Uncertainties with respect to the Chinese legal system may adversely affect us.
     We conduct our business in China primarily through direct or indirect wholly-owned subsidiaries incorporated in mainland China and Hong Kong. Our subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. Accordingly, our business may be affected by changes in China’s developing legal system. Many new laws and regulations covering general economic matters have been promulgated in China in recent years, and government policies and internal rules promulgated by governmental agencies may not be published in time, or at all. As a result, we may operate our business in violation of new rules and policies without having any knowledge of their existence. In addition, there are uncertainties regarding the interpretation and enforcement of laws, rules and policies in China. The Chinese legal system is based on written statutes, and prior court decisions have limited precedential value. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Moreover, the relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation, and the interpretation of statutes and regulations may be subject to government policies reflecting domestic political concerns. Finally, enforcement of laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement, or to obtain enforcement of a judgment by a court of another jurisdiction. Any litigation in China may be protracted, have unexpected outcomes and result in substantial costs and diversion of resources and management’s attention.
We have in the past and may in the future make acquisitions and strategic investments, which involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.
     We may acquire or make substantial investments in related businesses, technologies, products or services in the future. Acquisitions or investments involve various risks, including:
•	the inability to assimilate the technologies, operations and personnel of the acquired business, technology or product;

•	the potential disruption of our existing business, including the diversion of management attention and the redeployment of resources;

•	the loss of customers;

•	the possibility of our entering markets in which we have limited prior experience;

•	the loss of key employees of an acquired business; and

•	the inability to obtain the desired strategic and financial benefits from the acquisition or investment.
     Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to intangible assets that could adversely affect our business, operating results and financial condition.
If we are unable to maintain the quality of our internal control over financial reporting, any unremediated material weaknesses could materially and adversely affect our ability to provide timely and accurate financial information about our business, which could harm our business and stock price.
     Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) requires that we establish and maintain effective internal controls over financial reporting. SOX 404 also requires us to include a management report of internal control over financial reporting in our Annual Report on Form 10-K. Based on management’s evaluation of internal control over financial reporting as of December 31, 2007, we are able to conclude that our internal control over financial reporting is effective. However, we cannot be certain that our internal control over financial reporting will remain effective in the future. Any future failure to maintain adequate internal control over our financial accounting and reporting could harm our operating results or could cause investors to lose confidence in our reported financial results or condition, which could adversely affect our business and the trading price of our common stock.
Risks Related to Our Industry
The markets in which we compete are highly competitive, maturing, and subject to price erosion.
     The markets in which we operate are maturing and highly competitive. Increased competition from manufacturers or distributors of products similar to or competitive with ours, or from service providers that provide services similar to ours, could result in price reductions, extended terms, free services, lower margins and loss of market share. In some markets, we may sell products with negative margins to large customers who have existing service contracts that generate contractual service revenue at positive margins over a multi-year period. Such transactions may negatively affect our revenue, margins and net income.
     We expect to continue to experience significant and increasing levels of competition in the future. With respect to our point of sale payment system products, we compete primarily on the basis of ease-of-use, product performance, security, price, features, quality, the availability of application software programs, the number of third-party network host and telecommunication system certifications we have obtained for our products and application programs, rapid development, release and delivery of software products and customer support and responsiveness. Software products compete on the basis of functionality, scalability, price, quality and support.
     We often face additional competitive factors in foreign countries, including, but not limited to, preferences for national vendors, difficulties in obtaining required certifications, conformity with local government policies and trade practices, and compliance with the U.S. Foreign Corrupt Practices Act. Some of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than we do. Moreover, there are limited barriers to entry that could keep our competitors from developing products or services and technology similar to ours, or from selling competing products or services in our markets. Further, there can be no assurance that we will be able to lower our product or operating costs to effectively compete in these markets.
We are subject to industry and technology changes and are dependent on development and market acceptance of new products. If we are unable to adequately respond to these changes and to market demands in a timely manner, our business will not be successful.
     The industry in which we operate is characterized by rapid changes in technology and numerous new product introductions. Our success depends to a large degree upon our continued ability to offer new products and services, and enhancements to our existing products and services, to meet changing market requirements, including conformity with applicable standards. The introduction of new products, services and technologies by third parties could have an adverse effect on the sales of our existing products, services and technologies. We cannot be certain of our ability to successfully:
•	identify, develop, or manufacture new products, services and technologies in a cost effective manner;

•	market or support these new products, services and technologies on a timely and effective basis;

•	eliminate defects in new products and service offerings;

•	gain market acceptance for new products, services and technologies; or

•	respond to technological changes, new industry standards, and announcements of new products, services and technologies by competitors.

     Developing new products, services and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to our product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial results.
We are subject to extensive industry standards and government regulations. Our failure to properly comply with these standards and regulations could adversely affect our production and sales.
     Our product sales are subject to a substantial and complex array of industry driven standards and governmental regulation, both domestic and foreign, including:
•	industry standards imposed by EuroPay International, MasterCard International, VISA International and others;

•	certification standards required for connection to some public telecommunications networks;

•	Federal Communications Commission regulations;

•	Underwriters Laboratories’ regulations (or other similar regulations in countries in which we sell our products);

•	the WEEE and RoHS Directives; and

•	certification standards set by domestic processors.
     Our failure to properly comply with these standards and regulations could result in lost product sales, significant costs associated with required remedial measures or production stoppages, any of which could have a material adverse effect on our business and financial results.
Risks Related To Our Common Stock
We have incurred significant losses in the past and our results of operations have and may continue to vary from quarter to quarter, impacted in particular by business reviews performed by management. If our financial performance is not in line with investor expectations, the price of our common stock will suffer and our access to future capital may be impaired.
     We had a net loss from continuing operations of $8.6 million for the year ended December 31, 2007, net income from continuing operations of $4.7 million for the year ended December 31, 2006, and a net loss from continuing operations of $30.2 million for the year ended December 31, 2005. If the results of our continuing efforts to improve profitability, increase our cash flow and strengthen our balance sheet do not meet or exceed the expectations of securities analysts or investors, the price of our common stock will suffer.
     Further, given the variability in our revenues, our quarterly financial results have fluctuated significantly in the past and are likely to do so in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading and not indicative of future performance. If our quarterly financial results fall below the expectations of securities analysts or investors, the price of our common stock may suffer.
Our stock price has been and may continue to be volatile.
     The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new products, services, or customer orders, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships, acquisitions or dispositions, change earnings estimates, fail to maintain effective internal controls, restate financial results, incur litigation, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance. The volatility of our stock price may be accentuated during periods of low volume trading.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of such review may have a material adverse impact on the trading price of our common stock.
     The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in a material adverse impact on the trading price of our common stock.
We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law.
     We have provisions in our charter and bylaws that:
•	make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us;

•	may limit the price some investors are willing to pay for our common stock;

•	enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

•	provide for a classified board of directors and regulate nominations for the board of directors;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.
     These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change of control of Hypercom or our management. As a result, the price of our common stock may be adversely affected.
Our stock price could be affected because a substantial number of shares of our common stock will be available for sale in the future.
     As of July 17, 2008, we had 53,402,855 shares of our common stock outstanding, all of which have been listed for trading according to the rules of the New York Stock Exchange. We also had outstanding, as of July 17, 2008, options to acquire an additional 4,379,618 shares of our common stock. All of the shares underlying the outstanding options have been registered for resale. Future public sales of our common stock, or the availability of such shares for sale, including the shares subject to outstanding options, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.
The issuance of the Warrant Shares could result in a lowering of our stock price.
     The market price of our common stock could decline as a result of sales by the selling stockholder of a large number of Warrant Shares in the market after its exercise of the Warrant, or the perception that these sales could occur if and when our common stock is trading above the Warrant exercise price of $5.00 per share. Any such sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Any issuance of common stock to the selling stockholder upon exercise of the Warrant would dilute the then-current common stockholders’ interests in our company.
We currently do not intend to pay any dividends on our common stock.
     We currently do not intend to pay any dividends on our common stock. While we may declare dividends at some point in the future, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in our stock prices, if any.
Risks Related To Our Indebtedness
Our credit agreements contain various covenants and restrictions that limit the discretion of management in operating our business and could prevent us from engaging in some activities that may be beneficial to us and our stockholders.
     The agreements governing our financing, including our $60 million credit agreement that partially funded the TeT acquisition and our $25 million revolving credit facility, contain various covenants and restrictions that, in certain circumstances, limit our ability and the ability of certain subsidiaries to:
•	grant liens on assets;

•	make restricted payments (including paying dividends on capital stock or redeeming or repurchasing capital stock);

•	make investments (including investments in joint ventures);

•	merge, consolidate or transfer all or substantially all of our assets;

•	incur additional debt; or

•	engage in certain transactions with affiliates.
     As a result of these covenants and restrictions, we may be limited in how we conduct our business and may be unable to raise additional debt, compete effectively, make investments or pursue available business opportunities. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the affected lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable.
We may be required to incur additional debt to meet the future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of our debt arrangements could adversely affect our financial condition and our ability to respond to changes in our business.
     If we incur additional debt, we may be subject to the following risks:
•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;

•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.
     We cannot be assured that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot be assured that additional financing will be available when required or, if available, will be on terms satisfactory to us.
The current condition of the credit markets may not allow us to secure financing for potential future activities on satisfactory terms, or at all.

     Subject to the restrictions contained in our credit agreements, our existing cash and short-term investments are available for operating requirements, strategic investments, acquisitions of companies or products complimentary to our business, the repayment of outstanding indebtedness, repurchases of our outstanding securities and other potential large-scale needs. While we believe existing cash and short-term investments, together with funds generated from operations, should be sufficient to meet operating requirements for the foreseeable future, we may also consider incurring additional indebtedness and issuing additional debt or equity securities in the future to fund potential acquisitions or investments, to refinance existing debt or for general corporate purposes. As a result of recent subprime loan losses and write-downs, as well as other economic trends in the credit market industry, we may not be able to secure additional financing for future activities on satisfactory terms, or at all, which may adversely affect our financial condition and results of operations.
USE OF PROCEEDS
     This prospectus relates to the resale of shares of our common stock being offered and sold by the selling stockholder named in this prospectus. We will not receive any proceeds from the sale of any shares of our of common stock by the selling stockholder.
     The Warrant contains a cashless exercise provision which can be utilized by the selling stockholder at its sole option. The cashless exercise provision permits the selling stockholder, in lieu of making the cash payment otherwise contemplated to be made to our company upon exercise of the Warrant in whole or in part, to receive upon such exercise the “net number” of shares of our common stock determined according to the following formula:
Net Number = (A x B) - (A x C)
                         B
     For purposes of the foregoing formula: A = the total number of shares with respect to which the Warrant is then being exercised; B = the closing sale price of the shares of our common stock (as reported by Bloomberg) on the date immediately preceding the date on which the selling stockholder exercises the Warrant (in whole or in part); and C = the exercise price then in effect for the applicable Warrant Shares at the time of such exercise.
     In the event the selling stockholder elects a cashless exercise of the Warrant, we will not receive any cash payment for the shares being registered that we deliver to the selling stockholder pursuant to such cashless exercise. In the event that the selling stockholder does not elect a cashless exercise of the Warrant, we will receive the exercise price of the Warrant that the selling stockholder must pay to obtain the shares being registered. The exercise price of the Warrant relating to the shares being registered herein is $5.00 per share, or an aggregate amount of $52,720,000. We used, or plan to use, the cash payment we receive from the selling stockholder in connection with the exercise of the Warrant, if any, for general corporate purposes.
DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of $0.001 par value preferred stock.
Common Stock
     This prospectus covers, and the registration statement of which it is a part registers, 10,544,000 shares of common stock issuable upon exercise of the Warrant issued to the selling stockholder.
     The Warrant is subject to specified anti-dilution provisions set forth in the form of warrant.
     As of July 17, 2008, there were 53,402,855 shares of common stock outstanding and held of record by 44 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not permitted. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “HYC”.
Preferred Stock
     There are no shares of preferred stock outstanding. The board of directors has the authority to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change of control in us. We have no present plan to issue any shares of preferred stock.
Anti-Takeover Provisions of Delaware Law
     We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an “Interested Stockholder” owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 of the Delaware General Corporation Law prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).
     In addition, our bylaws provide that our board of directors is divided into two classes of directors with each class serving a staggered two-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.
Limitations on Liability and Indemnification of Directors
     Our charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches from grossly negligent conduct. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit. Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law. We also have entered into separate indemnification agreements with certain of our directors and executive officers that impose contractual indemnification obligations on us with respect to specified claims made against such officers and directors.

Transfer Agent and Registrar
     Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
SELLING STOCKHOLDER
     The following table sets forth information, as of July 17, 2008, with respect to the selling stockholder and the principal amounts of common stock beneficially owned by the selling stockholder that may be offered under this prospectus. This information is based on information provided by the selling stockholder to us. The selling stockholder, including its transferees, pledgees, donees and successors (collectively, the “selling stockholder”), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the common stock held by that selling stockholder.
     Any, all or none of the common stock issuable upon exercise of the Warrant may be offered for sale pursuant to this prospectus by the selling stockholder from time to time. Accordingly, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any such sales. Based upon information provided to us by the selling stockholder, the selling stockholder beneficially owns approximately 16.5% of our common stock prior to exercise of the Warrant, based solely on the number of shares issuable to the selling stockholder upon the exercise of the Warrant. Based upon information provided by the selling stockholder, the selling stockholder has not held any position or office and has not had any material relationship with us within the past three years, except as indicated below under the caption “Relationship with Selling Stockholder.”
     Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus.

	Common Stock Beneficially Owned Before				Common Stock
	the Offering			Shares of Common	Beneficially Owned
		Number of Shares		Stock Being	After Completion of
		Issuable Upon		Registered for	Offering(3)
	Number of	Exercise of		Resale in this	Number of
Name	Shares(2)	the Warrant	Percentage	Offering	Shares	Percentage
FP Hypercom Holdco, LLC(1)	None	10,544,000	16.5%	10,544,000	None	—

(1)	Based upon information set forth in a Schedule 13D filed with the SEC on April 9, 2008 by FP Hypercom Holdco, LLC and certain of its affiliates, FP Hypercom Holdco, LLC and its affiliates named therein have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 10,544,000 shares of our common stock issuable upon exercise of the Warrant. The address of FP Hypercom Holdco, LLC and its affiliates is One Letterman Drive, Building C, Suite 410, San Francisco, California 94129.

(2)	Figures in this column do not include the shares of common stock issuable upon exercise of the Warrant listed in the column to the right.

(3)	Assumes that all of the shares of common stock issuable upon exercise of the Warrant are sold.
Relationship with Selling Stockholder
     On February 13, 2008, we entered into the Credit Agreement with Francisco Partners pursuant to which the selling stockholder loaned us $60 million to partially fund our acquisition of TeT. In consideration for the financial accommodations under the Credit Agreement, we granted the selling stockholder the Warrant to purchase the Warrant

Shares at $5.00 per share. Pursuant to the terms of the Registration Rights Agreement, we are required to file a registration statement on Form S-3 with the SEC covering the resale of the Warrant Shares by the selling stockholder no later than 45 days after the Closing Date, and we are additionally required to use our commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as reasonably practicable, but no later than 120 days after the Closing Date. In addition, the Registration Rights Agreement provides for “piggyback” registration rights with respect to the Warrant Shares whenever we file a registration statement on a registration form that can be used to register the Warrant Shares held by the selling stockholder. We must pay all reasonable expenses incurred in connection with the registration of the Warrant Shares, including all registration, listing and qualification fees, printers and accounting fees, our legal fees and up to $10,000 of the selling stockholder’s legal fees. The selling stockholder must pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of the Warrant Shares.
     Pursuant to the terms of the Registration Rights Agreement, Francisco Partners has the power to nominate two directors to Hypercom’s board of directors if certain conditions are met. Francisco Partners will retain its appointment power for a single director nominee, which initially shall be Mr. Keith B. Geeslin, until the selling stockholder, together with its affiliates, no longer holds at least 25% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. Francisco Partners will retain its appointment power for a second director nominee until the selling stockholder, together with its affiliates, no longer holds at least 50% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. When Francisco Partners nominates the second director nominee, Hypercom must increase the number of seats on the board of directors and appoint such director nominee.
PLAN OF DISTRIBUTION
     The common stock is being registered to permit resale of these securities by the selling stockholder from time to time after the date of this prospectus. The Warrant contains a cashless exercise provision which can be utilized by the selling stockholder at its sole option (see “Use of Proceeds” above for further information). If the selling stockholder exercises its option for a cashless exercise of the Warrant, we will not receive any cash payment for the shares being registered that we deliver to the selling stockholder pursuant to such cashless exercise. In the event that the selling stockholder does not elect a cashless exercise of the Warrant, we will receive the exercise price of the Warrant that the selling stockholder must pay to obtain the shares being registered. The exercise price of the Warrant relating to the shares being registered herein is $5.00 per share, or an aggregate amount of $52,720,000. We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholder.
     The selling stockholder may offer and sell shares of common stock from time to time. In addition, the selling stockholder’s donees, pledgees, transferees and other successors in interest may sell shares of common stock received from the selling stockholder after the date of this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. To our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker, dealer, agent or market maker with respect to the sale of the common stock covered by this prospectus.
     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. We expect that sales made pursuant to this prospectus will be made:
•	in broker’s transactions;

•	in block trades on the New York Stock Exchange;

•	in transactions directly with market makers;

•	through the writing of options; or

•	in privately negotiated sales or otherwise.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with distributions of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell common stock short and redeliver the common stock to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholder may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus.
     Transactions under this prospectus may or may not involve brokers or dealers. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling stockholder.
     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholder.
     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, the selling stockholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling stockholder.
     We and the selling stockholder have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.
     Our common stock is listed for trading on the New York Stock Exchange under the symbol “HYC”.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016.

EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2007 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Hypercom Corporation
10,544,000 Shares of Common Stock

PROSPECTUS

                    , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered, other than discounts and commissions.

Registration Fee	$1,948
Legal Fees and Expenses	$7,500
Accounting Fees and Expenses	$20,000
Total	$29,448
Item 15. Indemnification of Officers and Directors
     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Section 145 of the Delaware General Corporation Law (“DGCL”)). Article Eight of our charter provides that we may indemnify all persons who we have the power to indemnify under Section 145 of the DGCL, whether the claim is civil, criminal, administrative or investigative (including an action by or in the right of Hypercom, by reason of the fact that he is or was serving as our director or officer (or is or was serving at our request in a similar capacity with another entity). The right of indemnification includes the right to be paid by the Company the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. If required by us, however, such advancement of expenses shall be made only upon delivery of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.
     As permitted by the DGCL, our charter contains provisions eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty except for (1) a breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit.
Item 16. Exhibits
     The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description of Exhibit

4.1	Warrant to Purchase Common Stock dated April 1, 2008 (1)

4.2	Registration Rights Agreement dated April 1, 2008 (2)

5.1	Opinion of DLA Piper US LLP (*)

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1) (*)

23.2	Consent of Independent Registered Public Accounting Firm (*)

24	Power of Attorney (included in signature page in Part II of Registration Statement, as filed on May 16, 2008) (*)

*	Previously filed.

(1)	Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on April 2, 2008.

(2)	Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on April 2, 2008.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

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          A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(e) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 18, 2008.

HYPERCOM CORPORATION
By:	/s/ Philippe Tartavull
	Name:	Philippe Tartavull
	Title:	Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

By: /s/ Philippe Tartavull Philippe Tartavull	Chief Executive Officer, President and Director (principal executive officer)	July 18, 2008

* Robert M. Vreeland	Interim Chief Financial Officer (principal financial officer)	July 18, 2008

* Shawn C. Rathje	Chief Accounting Officer and Corporate Controller (principal financial officer)	July 18, 2008

* Norman Stout	Chairman of the Company and Chairman of the Board of Directors	July 18, 2008

* Daniel D. Diethelm	Director	July 18, 2008

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Name	Title	Date

* Johann J. Dreyer	Director	July 18, 2008

* Keith B. Geeslin	Director	July 18, 2008

* Ian K. Marsh	Director	July 18, 2008

* Phillip J. Riese	Director	July 18, 2008

* By: /s/ Philippe Tartavull Philippe Tartavull Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Warrant to Purchase Common Stock dated April 1, 2008 (1)

4.2	Registration Rights Agreement dated April 1, 2008 (2)

5.1	Opinion of DLA Piper US LLP (*)

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1) (*)

23.2	Consent of Independent Registered Public Accounting Firm (*)

24	Power of Attorney (included in signature page in Part II of Registration Statement, as filed on May 16, 2008) (*)

*	Previously filed.

(1)	Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on April 2, 2008.

(2)	Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on April 2, 2008.

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